EXHIBIT 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz	Chuck Ives
Corporate Communications Director	Investor Relations Manager
Hutchinson Technology	Hutchinson Technology
320-587-1823	320-587-1605
HUTCHINSON TECHNOLOGY REPORTS BREAKEVEN RESULTS FOR FOURTH QUARTER
Company’s Fiscal 2006 Earnings Per Share Total $0.77 on Net Sales of $721.5 Million
HUTCHINSON, Minn., Nov. 2, 2006 — Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today reported net income of $21,000 or $0.00 per diluted share on net sales of $180,573,000 for its fiscal 2006 fourth quarter ended September 24. In the comparable fiscal 2005 period, the company reported net income of $6,658,000, or $0.24 per diluted share, on net sales of $158,246,000.
     For the fiscal year ended September 24, 2006, Hutchinson Technology reported net income of $20,476,000, or $0.77 per diluted share, on record net sales of $721,507,000. Net income for the fiscal year included an increase to operating income of $5,000,000, or $0.10 per diluted share, resulting from the resolution of a dispute with a former supplier. Excluding this increase to operating income, the company’s fiscal 2006 net income would be $17,644,000, or $0.67 per diluted share.
     In fiscal 2005, the company reported net income of $54,881,000, or $1.88 per diluted share, on net sales of $631,581,000. Net income for fiscal 2005 was increased by $2,792,000, or $0.09 per diluted share, as a result of a refund, with interest, of certain Minnesota corporate income taxes paid for the years 1995 through 1999 and the reversal of a related tax reserve, partially offset by an adjustment to the carrying value of net operating loss carryforwards. Excluding these items, fiscal 2005 net income was $52,089,000, or $1.79 per diluted share.
     Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, attributed the lower fiscal 2006 fourth quarter net income primarily to underutilization of manufacturing capacity and the associated depreciation and overhead costs. “While volume grew modestly in the fourth quarter, the increase was not sufficient to offset higher costs related to manufacturing capacity we added during the fiscal year,” said Fortun. “Capacity utilization was lower in the fourth quarter than in the third quarter as we filled some customer orders from existing finished goods inventories.”
     Compared with fiscal 2005, the decline in fiscal 2006 net income resulted primarily from underutilization of manufacturing capacity, costs related to continued investments in capabilities required for future TSA+ suspension assemblies and preparing for the launch of the BioMeasurement Division’s first commercial product.
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2—Hutchinson Technology Reports Fourth Quarter Results
     During the fiscal 2006 fourth quarter, the company shipped approximately 201 million suspension assemblies, an increase of 4.5% from the fiscal 2006 third quarter and 14.5% from the fiscal 2005 fourth quarter. Overall average selling prices for suspension assemblies in the fiscal 2006 fourth quarter were unchanged from the third quarter at $0.84, compared with $0.86 in the fiscal 2005 fourth quarter. For the year, the company shipped 805 million suspension assemblies, an increase of 12% compared with fiscal 2005.
     Fortun noted that advanced TSA suspensions were a greater percentage of unit volume and that the company’s yields and productivity on these advanced products have improved. “Our overall TSA yields remained at near record levels in the fourth quarter despite the increased mix of advanced TSA suspension assemblies,” said Fortun. “We met our yield goals for 2006 and will continue to focus on improving our manufacturing efficiencies and reducing costs on all of our products and processes.”
     Gross margin in the fiscal 2006 fourth quarter was 17% compared with 19% in the preceding quarter and 22% in the fiscal 2005 fourth quarter. The decline resulted primarily from the previously noted underutilization of manufacturing capacity. As noted above, capacity utilization in the fourth quarter was lower than in the third quarter despite the increase in fourth quarter shipments as the company reduced finished goods inventories to slightly below five weeks. For the full year, gross margin was 20% compared with 28% in fiscal 2005.
     Company research and development spending totaled $12,916,000 in the fiscal 2006 fourth quarter and $52,939,000 for the full year, compared with $36,829,000 for all of fiscal 2005. The company continued to invest in TSA+ additive processing capabilities required for future suspension assembly products and in product development and clinical research for its BioMeasurement Division.
     “Our investments in new suspension assembly production processes will enable us to meet customer requirements resulting from continuing increases in data density and the shift to smaller form factor recording heads and disk drives,” said Fortun. “We continue to enhance our existing subtractive processes as well as develop additive processes that will enable production of still finer electrical conductors for TSA+ suspensions. We are currently on track to have volume TSA+ production capabilities in place in the second half of fiscal 2007.”
     BioMeasurement Division research and development spending for fiscal 2006 was $6,249,000 and total division spending was $15,128,000. As the new fiscal year began, researchers presented results from the company’s multi-site StO2 Trauma Study at the annual meeting of the American Association for the Surgery of Trauma and at the European Society of Intensive Care Medicine. The study results demonstrated the clinical utility of StO2 monitoring for trauma patients. Completing the study and securing required U.S. and European regulatory clearances enabled the commercial launch of the InSpectra™ StO2 Tissue Oxygenation Monitor, which the company announced separately today.
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3—Hutchinson Technology Reports Fourth Quarter Results
     The company generated $23,627,000 in cash from operations during the fourth quarter and $110,340,000 for the full fiscal year. Cash, cash equivalents and securities held for sale totaled $290,441,000 at year-end compared with $323,494,000 at the end of the fiscal 2006 third quarter. Capital spending in the fiscal 2006 fourth quarter totaled approximately $56,049,000 and $247,754,000 for the fiscal year. For fiscal 2007, the company currently estimates capital spending will total approximately $140,000,000. The planned capital spending includes approximately $50,000,000 to complete a volume production line for TSA+ suspension assemblies.
     Beginning in fiscal 2007, the company will no longer provide specific earnings guidance and instead will offer directional guidance on items affecting its financial performance.
     For calendar 2007, storage industry analysts are currently forecasting unit shipments of disk drives to increase by 15 to 17 percent. “While we expect continued growth in worldwide suspension assembly demand, the rate of increase in 2007 may be less than the rate of increase in disk drive shipments,” said Fortun. “We are closely monitoring storage capacity requirements and the pace of transition to higher capacity desktop and notebook disk drives. A slower transition to higher capacity drives could result in the average number of suspension assemblies per disk drive declining from an estimated 2.8 in calendar 2006 to approximately 2.7 in calendar 2007.” Hutchinson Technology expects the long-term rate of growth in suspension assembly shipments will approximate the rate of growth in disk drive shipments.
     Overall average selling prices for suspension assemblies are expected to remain relatively flat on a year over year basis. Over the course of fiscal 2007, the company expects a shift in mix from products for mature disk drive programs to products for newer disk drive programs.
     Based on its current expectations for demand growth in 2007, the company expects that its operating margins will continue to be under pressure from underutilization of manufacturing capacity, as well as planned investments in TSA+ capabilities and in the BioMeasurement Division.
     “In 2007, our priorities include successfully launching our TSA+ products, introducing our InSpectra™ StO2 Tissue Oxygenation Monitor and improving our return on invested capital through better asset leverage,” said Fortun.
     Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division is bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care.
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4—Hutchinson Technology Reports Fourth Quarter Results
     This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, the number of suspension assemblies per disk drive, equipment capacity, manufacturing efficiencies, production capacity utilization, selling prices, investments in research and development, product introductions and commercialization, capital expenditures, operating performance and results of operations. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
     The company will conduct a conference call and webcast for investors beginning at 5:00 p.m. Central Time (CT) on November 2, 2006. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software. A replay of the call will be available beginning at approximately 7:00 p.m. CT on November 2 until midnight CT Saturday, November 4, 2006. To access the replay, dial 800-405-2236 and enter 11072922# at the reservation number prompt.
[Financial Information Follows]

5—Hutchinson Technology Reports Fourth Quarter Results
Hutchinson Technology Incorporated
(Nasdaq/NMS: HTCH)

	Fourth Quarter Ended
	Sept. 24, 2006	Sept. 25, 2005
Net sales	$180,573,000	$158,246,000
Gross profit	$30,845,000	$34,779,000
Income (loss) from operations	$(2,142,000)	$3,930,000
Net income	$21,000	$6,658,000
Net income per common share:
Basic	$0.00	$0.26
Diluted	$0.00	$0.24
Weighted average common and common equivalent shares outstanding:
Basic	25,648,000	25,582,000
Diluted	25,690,000	31,083,000

	Fiscal Year Ended
	Sept. 24, 2006	Sept. 25, 2005
Net sales	$721,507,000	$631,581,000
Gross profit	$144,900,000	$174,851,000
Income from operations	$12,770,000	$57,381,000
Net income	$20,476,000	$54,881,000
Net income per common share:
Basic	$0.80	$2.18
Diluted	$0.77	$1.88
Net income — excluding dispute settlement	$17,644,000
Net income — excluding tax benefit		$52,089,000
Net income per common share — excluding dispute settlement:
Basic	$0.69
Diluted	$0.67
Net income per common share — excluding tax benefit:
Basic		$2.06
Diluted		$1.79
Weighted average common and common equivalent shares outstanding:
Basic	25,611,000	25,226,000
Diluted	30,815,000	30,779,000

	At Sept. 24, 2006	At Sept. 25, 2005
Total assets	$1,045,084,000	$799,538,000
Cash and cash equivalents	$40,331,000	$33,733,000
Securities available for sale	$250,110,000	$172,778,000
Total shareholders’ investment	$578,724,000	$552,539,000
(Financial statements follow)

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	Sept 24,	Sept 25,	Sept 24,	Sept 25,
	2006	2005	2006	2005
Net sales	$180,573	$158,246	$721,507	$631,581
Cost of sales	149,728	123,467	576,607	456,730

Gross profit	30,845	34,779	144,900	174,851
Research and development expenses	12,916	11,341	52,939	36,829
Selling, general and administrative expenses	20,071	19,508	84,191	80,641
Dispute settlement	0	0	(5,000)	0

Income from operations	(2,142)	3,930	12,770	57,381
Interest expense	(2,338)	(496)	(7,333)	(2,132)
Interest Income	3,624	2,013	12,762	7,738
Other income, net	1,824	1,210	5,683	4,795

Income before income taxes	968	6,657	23,882	67,782
Provision (benefit) for income taxes	947	(1)	3,406	12,901

Net income	$21	$6,658	$20,476	$54,881

Basic earnings per share	$0.00	$0.26	$0.80	$2.18

Diluted earnings per share	$0.00	$0.24	$0.77	$1.88

Weighted average common shares outstanding	25,648	25,582	25,611	25,226

Weighted average common and diluted shares outstanding	25,690	31,083	30,815	30,779

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets — Unaudited
(In thousands, except shares data)

	Sept 24,	Sept 25,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$40,331	$33,733
Securities available for sale	250,110	172,778
Trade receivables, net	95,391	85,019
Other receivables	14,409	11,181
Inventories	81,298	54,780
Deferred tax assets	8,021	7,206
Prepaid taxes and other	7,161	5,430

Total current assets	496,721	370,127
Property, plant and equipment, net	472,163	350,520
Deferred tax assets	57,867	61,078
Other assets	18,333	17,813

	$1,045,084	$799,538

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$1,252	$—
Accounts payable	$45,090	$56,128
Accrued expenses	14,819	13,238
Accrued compensation	21,338	24,873

Total current liabilities	82,499	94,239
Long-term debt, less current maturities	5,291	0
Convertible subordinated notes	375,000	150,000
Other long-term liabilities	3,570	2,760
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares authorized, 25,638,000 and 25,450,000 issued and outstanding	256	254
Additional paid-in capital	398,047	390,680
Accumulated other comprehensive income	(222)	(712)
Accumulated earnings	180,643	162,317

Total shareholders’ investment	578,724	552,539

	$1,045,084	$799,538

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows — Unaudited
(Dollars in thousands)

	Fifty-Two Weeks Ended
	Sept 24,	Sept 25,
	2006	2005
Operating activities:
Net income	$20,476	$54,881
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	118,640	71,180
Stock based compensation	3,694	—
Deferred income taxes	3,804	15,210
Loss on disposal of assets	356	162
Changes in operating assets and liabilities	(36,630)	(14,657)

Cash provided by operating activities	110,340	126,776

Investing activities:
Capital expenditures	(247,754)	(197,123)
Purchases of marketable securities	(1,958,459)	(654,223)
Sales of marketable securities	1,881,335	706,661

Cash used for investing activities	(324,878)	(144,685)

Financing activities:
Repayments of long-term debt	(1,312)	—
Net proceeds from issuance of convertible subordinated notes	218,971	—
Repurchase of common stock	(1,299)	(5,747)
Net proceeds from issuance of common stock	4,776	23,685

Cash provided by financing activities	221,136	17,938

Net increase in cash and cash equivalents	6,598	29

Cash and cash equivalents at beginning of period	33,733	33,704

Cash and cash equivalents at end of period	$40,331	$33,733

Hutchinson Technology Incorporated
Earnings Per Share Calculation — Unaudited
(In thousands, except per share data)

		Thirteen Weeks Ended		Fifty-Two Weeks Ended
		Sept 24,	Sept 25,	Sept 24,	Sept 25,
		2006	2005	2006	2005
Net income (A)		$21	$6,658	$20,476	$54,881
Plus:	interest expense on convertible
	subordinated notes	—	1,008	4,034	4,034
Less:	additional profit sharing expense and
	income tax provision	—	101	914	1,094

Net income available to common shareholders (B)		$21	$7,565	$23,596	$57,821

Weighted average common shares outstanding (C)		25,648	25,582	25,611	25,226
Dilutive potential common shares		42	5,501	5,204	5,553

Weighted average common and diluted shares outstanding (D)		25,690	31,083	30,815	30,779

Basic earnings per share [(A)/(C)]		$0.00	$0.26	$0.80	$2.18
Diluted earnings per share [(B)/(D)]		$0.00	$0.24	$0.77	$1.88

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures — Unaudited
(In thousands, except per share data)

	Fifty-Two Weeks Ended
	Sept 24,	Sept 25,
	2006	2005
Net income — GAAP	$20,476	$54,881
Less dispute settlement	(5,000)
Increase in incentive compensation expense related to dispute settlement	538
Income taxes expense on dispute settlement	1,630

Net income — excluding dispute settlement	$17,644

Less adjustment to provision for income taxes for refund of state income taxes(1)		(1,676)
Increase in incentive compensation expense related to refund of state income taxes		133
Less interest income related to refund of state income taxes		(1,249)

Net income — excluding tax benefit		52,089

Net income per common share — excluding dispute settlement(2):
Basic earnings per share	$0.69
Diluted earnings per share	$0.67
Net income per common share — excluding tax benefit(3):
Basic earnings per share		$2.06
Diluted earnings per share		$1.79
Weighted average common and common equivalent shares outstanding:
Basic	25,611	25,226
Diluted	30,815	30,779

(1) Amounts reflect the refund of certain Minnesota corporate income taxes paid for the year 1995 through 1999 and the reversal of a related tax reserve offset in part by an adjustment to the carrying value of net operating loss carryforwards.
(2) Net income per common share — excluding dispute settlement, basic and diluted, is calculated by dividing net income — excluding dispute settlement by weighted average common and common equivalent shares outstanding basic and diluted, respectively.
(3) Net income per common share — excluding tax benefit, basic and diluted, is calculated by dividing net income — excluding tax benefit by weighted average common and common equivalent shares outstanding basic and diluted, respectively.

Hutchinson Technology Incorporated
Summary of Quarterly Results per SAB 108 Adjustments
(In thousands, except per share data)
The Company has elected early application of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which was released by the Securities and Exchange Commission (“SEC”) in September 2006. SAB 108 permits the Company to adjust for the cumulative effect of unrecorded misstatements related to prior years that had previously been deemed immaterial and in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption.
SAB 108 also requires the adjustment of any prior quarterly financial statements in future SEC filings within the fiscal year of adoption for the effects of such misstatements. Such adjustments do not require reports previously filed with the SEC to be amended. In accordance with SAB 108, the Company has reduced its opening retained earnings for fiscal 2006 by $3,078,000 and has adjusted its financial results for the first three quarters of fiscal 2006 as shown below and in the condensed consolidated financial statements. This adjustment was related to certain revenues that were recorded in 2004 and 2005, but that should have been deferred.

Thirteen weeks ended December 25, 2005 Quarter 1	As reported	Adjustment	As adjusted

Net sales	$184,627	$(67)	$184,560

Provision for income taxes	1,177	(11)	1,166

Net income	6,046	(56)	5,990

Earnings per share:
Basic	0.24	0.00	0.24

Diluted	0.22	0.00	0.22

Thirteen weeks ended March 26, 2006 Quarter 2	As reported	Adjustment	As Adjusted

Net sales	$185,926	$469	$186,395

Tax provision	1,361	73	1,434

Net income	7,873	396	8,269

Net income per share:
Basic	0.31	0.01	0.32

Diluted	0.28	0.01	0.29

Thirteen weeks ended June 25, 2006 Quarter 3	As reported	Adjustment	As Adjusted

Net sales	$169,599	$380	$169,979

Tax provision	(163)	22	(141)

Net income	5,838	358	6,196

Net income per share:
Basic	0.23	0.01	0.24

Diluted	0.22	0.01	0.23